UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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drugstore.com, inc.

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April 27, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 annual meeting of stockholders of drugstore.com, inc., to be held on Thursday, June 11, 2009, at 9:00 a.m., Pacific time, at the Hotel Andra, 2000 Fourth Avenue, Seattle, Washington 98121.

At the annual meeting, our stockholders will be asked

•	to elect the six director-nominees named in the enclosed proxy statement to our board of directors,

•

to approve an amendment to our certificate of incorporation to authorize our board of directors to effect a reverse stock split and to decrease our total number of authorized shares from 260 million to 60 million, of which 50 million will be common stock, par value $0.0001 per share, and 10 million will be preferred stock, par value $0.0001 per share, and

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended January 3, 2010.

For more information regarding these proposals, I urge you to read the accompanying proxy statement carefully.

Our board of directors unanimously recommends that you vote FOR these three proposals.

Your participation and vote are important. Even if you plan to attend the annual meeting in person, please complete, sign, date, and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope or use the instructions on your proxy card to use telephone or Internet voting to vote your shares. Doing so will not limit your right to attend or vote at the annual meeting. Only stockholders of record at the close of business on April 16, 2009 are entitled to vote on the proposed action.

Thank you for your support of drugstore.com.

Sincerely,

Dawn G. Lepore President, Chief Executive Officer and Chairman of the Board

The proxy statement and the accompanying proxy card are first being mailed to stockholders on or about May 4, 2009. The proxy statement is available at www.investor.drugstore.com.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 11, 2009

To the stockholders of

drugstore.com, inc.:

The 2009 annual meeting of stockholders of drugstore.com, inc., a Delaware corporation, will be held on Thursday, June 11, 2009, at 9:00 a.m., Pacific time, at the Hotel Andra, 2000 Fourth Avenue, Seattle, Washington 98121.

The annual meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:

1.	to elect the six director-nominees named in the enclosed proxy statement to serve as directors until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	to approve an amendment to our certificate of incorporation to authorize our board of directors to effect a reverse stock split and to decrease our total number of authorized shares from 260 million to 60 million, of which 50 million will be common stock, par value $0.0001 per share, and 10 million will be preferred stock, par value $0.0001 per share;

3.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2009 fiscal year; and

4.	to transact such other business as may properly come before the annual meeting.

Only stockholders of record at the close of business on April 16, 2009 are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

You are invited to attend the annual meeting in person. To ensure that your shares are represented and voted, however, we encourage you to complete, sign, date, and return the enclosed proxy card in the enclosed postage-prepaid envelope at your earliest convenience or use the instructions on your proxy card to use telephone or Internet voting to vote your shares. You will still be able to vote your shares in person should you decide to attend the annual meeting, even if you have previously returned your proxy card.

By Order of the Board of Directors

Yukio Morikubo General Counsel, VP Strategy, and Secretary

Bellevue, Washington

April 27, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON JUNE 11, 2009

The proxy statement is available at www.investor.drugstore.com.

YOUR VOTE IS IMPORTANT

Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope or use the instructions on your proxy card to use telephone or internet voting to vote your shares, so that your shares will be represented whether or not you attend the annual meeting.

PROXY STATEMENT

FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, June 11, 2009

We are distributing these proxy materials in connection with the solicitation by the board of directors of drugstore.com, inc. of proxies to be voted at our 2009 annual meeting of stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held on Thursday, June 11, 2009, at 9:00 a.m., Pacific time, at the Hotel Andra, 2000 Fourth Avenue, Seattle, Washington 98121.

This proxy statement and the accompanying form of proxy are dated April 27, 2009 and are being mailed to our stockholders beginning on or about May 4, 2008.

Our mailing address and the address of our principal executive offices is drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004, and our telephone number is (425) 372-3200.

ABOUT THE ANNUAL MEETING

Record Date; Stockholders Entitled to Vote

Only holders of record of our common stock at the close of business on April 16, 2009 (the “record date”) will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were outstanding and entitled to vote 99,793,614 shares of our common stock, constituting all of our voting stock, and 971 holders of record of our common stock. A list of those stockholders will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for ten days before the Annual Meeting, during ordinary business hours, at our headquarters located at 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004.

Quorum; Vote Required

In order to carry on the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by properly executed proxy, of the holders of a majority of the shares of our common stock outstanding at the record date. We count shares subject to abstentions and broker non-votes as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when you fail to provide voting instructions to your bank, broker, fiduciary, or other holder of record (a “nominee”) for drugstore.com common stock that you hold in “street name” (i.e., in the name of the nominee). Under those circumstances, your nominee may vote on certain routine items, including our proposals 1 and 3.

Proposal 1: The directors elected at the Annual Meeting will be the six nominees receiving the greatest number of affirmative votes. Only votes “for” or “withheld” will affect the outcome. Abstentions (for shares held by registered stockholders) and broker non-votes (for shares held in street name) are not counted for this purpose and will have no effect on the outcome in the election of directors. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Proposal 2: The approval of the amendment to our certificate of incorporation to authorize our board of directors to effect a reverse stock split and to decrease our total number of authorized shares requires the affirmative vote of a majority of all votes cast and entitled to vote on the matter. Abstentions (for shares held by registered stockholders) will have the same effect as a vote against the proposal. Broker non-votes (for shares held in street name) are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against the proposal.

Proposal 3: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of all votes cast and entitled to vote on the matter. Abstentions (for shares held by registered stockholders) will have the same effect as a vote against the proposal. Broker non-votes (for shares held in street name) are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against the proposal.

Our stockholders have no appraisal rights under Delaware law with respect to these proposals.

Voting

You may vote using any of the following methods:

•	By Written Proxy: All stockholders may vote by properly executing and returning the enclosed proxy card.

•

By Telephone and Internet Proxy: All stockholders of record may have their shares voted by proxy by touch-tone telephone, using the toll-free telephone number on the proxy card, or by Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or Internet if their bank or broker makes those methods available, in which case, the bank or broker will enclose the instructions with this proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

•	In Person: All stockholders may vote in person at the Annual Meeting (unless they are street name holders without a nominee, as discussed below under “Proxies”).

Proxies

Properly executing and returning the enclosed proxy card means that you authorize the persons named on the proxy card to vote your shares at the Annual Meeting in accordance with your instructions. If you sign, date, and return the enclosed proxy card but do not specify how to vote, your shares will be voted FOR proposals 1, 2 and 3 described in this proxy statement. If any other matters are properly presented at the Annual Meeting for consideration (for example, consideration of a motion to adjourn the Annual Meeting to another time and/or place), the persons named as proxies will have discretion to vote your shares on those matters in accordance with their judgment.

You may revoke your proxy at any time before it is voted at the Annual Meeting, by doing any of the following:

•	completing a new proxy card with a later date (your latest vote will be counted);

•	filing with our Secretary, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of your proxy).

Any written notice of revocation or subsequent proxy should be sent to: Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004, or hand delivered to our Secretary at or before the taking of the vote at the Annual Meeting.

If your shares are held in street name by a nominee, then the nominee’s name, rather than your name, will appear in our register of stockholders, and the nominee will be entitled to vote your shares. If you attend the Annual Meeting, you will not be able to vote the shares that you hold in street name. Therefore, you should instruct your nominee on how to vote those shares on your behalf.

Costs of Proxy Solicitation

We will pay the costs and expenses of soliciting proxies. In addition to soliciting by mail, our directors, officers, employees, and representatives may solicit proxies from our stockholders in person or by telephone, email, or other means of communication. Our directors, officers, employees, and representatives will not be additionally compensated for any such solicitation, but may be reimbursed for reasonable out-of-pocket expenses they incur. Arrangements will be made with brokerage houses, custodians, and other nominees for forwarding of proxy materials to beneficial owners of shares of our common stock held of record by such nominees and for reimbursement of reasonable expenses they incur.

Audio Webcast of Annual Meeting

If you have Internet access, you may listen to the Annual Meeting live at http://investor.drugstore.com, by clicking on the “audio” hyperlink. A replay of the Annual Meeting will be available through the end of June 2010. Please note that you will not be able to vote your shares or ask questions through the audio webcast. If you plan to listen to the webcast of the Annual Meeting, please complete, sign, and date the enclosed proxy card before the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our board of directors currently consists of six directors. Each of our directors is elected at our annual meeting of stockholders for a term of one year and serves until the next annual meeting. Under the terms of the Fifth Amended and Restated Voting Agreement dated December 23, 1999, among drugstore.com, inc., Amazon.com, Inc., certain affiliates of Kleiner Perkins Caulfield & Byers, Vulcan Ventures Inc., and the other parties thereto (the “Voting Agreement”), Amazon.com has the right to designate a nominee for election to the board of directors, for as long as Amazon.com is a holder of at least 5% of our outstanding common stock. The parties to the Voting Agreement are required to vote their shares in favor of the election of Amazon.com’s nominee for director. Geoffrey R. Entress is Amazon.com’s designee to the board.

Nominees

The board of directors has nominated our incumbent directors for re-election at the Annual Meeting. If you properly execute and return the enclosed proxy card, the persons named as proxies in the proxy card will vote your shares FOR the election of the nominees named below, unless you direct otherwise. Each nominee has consented to be named and to serve as a director if elected. If any nominee should become unavailable for election or to serve as a director for any reason, the proxies will be voted for the election of such substitute nominee as the board may designate. The six nominees receiving the highest number of affirmative votes will be elected as our directors.

There are no familial relationships among any of our directors, director nominees, officers, and key employees.

The board of directors recommends that you vote FOR the election of each of the six director nominees listed below.

Name	Age	Director Since	Principal Occupation and Business Experience
Dawn G. Lepore	54	October 2004	President, Chief Executive Officer and Chairman of the Board, drugstore.com, inc.

			Ms. Lepore has served as president, chief executive officer and chairman of the board of drugstore.com, inc. since October 2004. Ms. Lepore served as vice chairman—Active Trader, technology, operations, administration and business strategy of The Charles Schwab Corporation (“CSC”) from August 2003 to October 2004. CSC, through Charles Schwab & Co., Inc. (“Schwab”) and its other operating subsidiaries, is a financial services firm. Ms. Lepore served as vice chairman—technology, Active Trader, operations, and administration of CSC and Schwab from May 2003 until August 2003, as vice chairman—technology, operations and administration of CSC and Schwab from July 2002 until May 2003, as vice chairman—technology and administration of CSC and Schwab from 2001 to 2002, as vice chairman and chief information officer of CSC and Schwab from 1999 to 2001, and as executive vice president and chief information officer of CSC and Schwab from 1993 to 1999. She joined Schwab in 1983. She currently serves as a director of eBay Inc. and The New York Times Company. Ms. Lepore received a B.A. from Smith College.

Name	Age	Director Since	Principal Occupation and Business Experience
Richard W. Bennet III	56	November 2006	Co-Chief Executive Officer, CCA Global Partners.
			Mr. Bennet was appointed in January 2008 as the Co-Chief Executive Officer of CCA Global Partners, a cooperative of independent retail stores providing buying service and infrastructure to 3,600 locations with revenues of over $10 billion. Previously, Mr. Bennet was President and Chief Executive Officer of Direct Holdings Worldwide, an international direct marketing business with a variety of holdings including Lillian Vernon catalog and Time Life entertainment. Mr. Bennet has more than 30 years of leadership and management experience in the retail industry. He served in various management positions including President and CEO of Famous Barr and Kaufmanns, both retail department stores. In 2000, he was appointed Vice Chairman of May Department Stores, a $14 billion retail enterprise. Mr. Bennet received his undergraduate degree from Central Missouri State University and an MBA from Washington University.

Geoffrey R. Entress	45	November 2006	Venture Partner, Voyager Capital.
			Mr. Entress joined Voyager Capital, a venture capital firm, as a Venture Partner in February 2009. From December 2007 until then, he was a Venture Partner with Madrona Venture Group, a venture capital firm. Prior to being named a Venture Partner, he was, at various times since March 2000, a Principal, a Senior Associate and an Associate with Madrona Venture Group. Prior to joining Madrona Venture Group, from June 1999 to March 2000, he was a founder and the Chief Financial Officer of UrbanEarth.com, a Seattle-based Internet start-up. From December 1998 to June 1999, Mr. Entress was a securities lawyer with Perkins Coie, LLP, a law firm, and, prior to receiving his law degree, he managed financial analysis and reporting groups at Salomon Brothers and The Prudential Home Mortgage Company. He has also held positions at Mellon Bank, Priority Investment Management, and Duquesne Capital Management. In addition, Mr. Entress serves on the boards of several privately held companies. Mr. Entress received his bachelor’s degree in English and Economics from the University of Notre Dame, an MS in Industrial Administration from Carnegie Mellon University, and a law degree from the University of Michigan Law School.

Jeffrey M. Killeen	55	August 2006	Chairman and CEO, GlobalSpec Inc.
			Mr. Killeen is the chairman and CEO of GlobalSpec Inc., a vertical search, information services, and e-publishing company, a position he has held since January, 2002. Mr. Killeen has more than 25 years of executive management experience in the media, information services, and Internet industries. Prior to joining GlobalSpec, he was CEO of Forbes.com from 1999-2001. Mr. Killeen has also held positions as the Chief Operating Officer of barnesandnoble.com, as CEO of Pacific Bell Interactive Media, as CEO of ESS Ventures (a joint venture of Pacific Bell and the

Name	Age	Director Since	Principal Occupation and Business Experience
			Los Angeles Times) and as President of American Insurance Services Group. Mr. Killeen began his career with The Dun & Bradstreet Corporation, holding a number of executive positions at several D&B subsidiary companies. Mr. Killeen also serves on the boards of SkyTerra Corporation, The Center For Disability Services and The Lake George Opera Company. Mr. Killeen received his B.A. degree in Political Science from St. Lawrence University.

William D. Savoy	44	July 1999	Consultant.
			Mr. Savoy has served as a consultant for the Muckleshoot Indian Tribe, in the areas of strategic planning, economic development, and portfolio management, since May 2005. Mr. Savoy served as a consultant for Vulcan Inc., an investment entity managing the personal financial activities of Paul Allen, from September 2003 to December 2005. Vulcan Inc. resulted from the consolidation in 2000 of Vulcan Ventures Inc., a venture capital fund, and Vulcan Northwest, an investment entity managing Paul Allen’s personal financial activities. Mr. Savoy served in various capacities at Vulcan Inc. and its predecessors from 1988 to September 2003, most recently as the president of the portfolio and asset management division of Vulcan Inc., managing Vulcan’s commercial real estate, hedge fund, treasury, and other financial activities, and as the president of both Vulcan Northwest and Vulcan Ventures. Mr. Savoy served as the president and chief executive officer of Layered, Inc., a software company, from June 1989 until its sale in June 1990, and as its chief financial officer from August 1988 to June 1989. He serves as a director of Charter Communications, Inc. and previously served on the advisory board of DreamWorks SKG and as a director of RCN Corporation. Mr. Savoy received a B.S. in computer science, accounting, and finance from Atlantic Union College.

Gregory S. Stanger	44	April 2003	Investor.
			Mr. Stanger has served as Venture Partner of Technology Crossover Ventures (“TCV”), a venture capital firm investing in technology companies, since June 2005. From December 2003 until June 2005, Mr. Stanger served as Executive in Residence of TCV. He served as senior vice president, chief financial officer, and director of Expedia Inc., an online travel company, from February 2002 to December 2003 and as its chief financial officer from October 1999 to December 2003. Before joining Expedia, he served as senior director, corporate development of Microsoft Corporation and held various positions within Microsoft’s finance and corporate development departments since 1991. Mr. Stanger serves on the board of directors of Netflix, Bridgevine, Global Market Insite, and DeepDyve, Inc. (formerly Infovell). Mr. Stanger received a B.A. from Williams College and an M.B.A. from the University of California at Berkeley.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that Messrs. Bennet, Killeen, Savoy, and Stanger are “independent” within the meaning of rules of the NASDAQ Stock Market. The audit committee, compensation committee, and nominating committee are composed entirely of independent directors.

Board and Committee Meetings

The board of directors meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. The board held seven meetings (including special meetings) during our fiscal year ended December 28, 2008. In fiscal year 2008, no incumbent director attended fewer than 75% of the aggregate number of board meetings and meetings of board committees on which she or he served, except Mr. Bennet, who attended three of the five audit committee meetings during 2008.

Our non-management directors meet without management present each time the full board convenes for a regularly scheduled meeting. If the board of directors convenes a special meeting, the non-management directors meet in executive session if circumstances warrant.

Board Committees

The board of directors currently had three standing committees during 2008: the audit committee, the compensation committee, and the nominating committee. These committees are responsible to the full board. In January 2009, the board established a special equity awards committee, which reports to the Compensation Committee.

Audit Committee

The audit committee operates pursuant to a written charter and is responsible for:

•

overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements, and internal control over financial reporting and the review of our interim consolidated financial statements;

•	retaining, approving, and compensating all services to be provided by, and overseeing the qualifications, independence and performance of our independent registered public accounting firm;

•	assisting board oversight of our compliance with legal and regulatory requirements; and

•	fulfilling the other responsibilities set out in its charter.

The audit committee is currently composed of Messrs. Bennet, Savoy, and Stanger (chair). The board of directors has determined that, in addition to qualifying as an “independent director” under current NASDAQ rules, each of Messrs. Bennet, Savoy, and Stanger meet the independence and financial literacy requirements for audit committee members under the applicable rules of the Securities and Exchange Commission and NASDAQ. The board of directors has determined that each of Messrs. Stanger and Savoy is an “audit committee financial expert” within the meaning of applicable SEC rules.

The audit committee met five times and took action by unanimous written consent once during fiscal year 2008. The report of the audit committee is set forth on page 20. The audit committee charter can be found on our website under Corporate Governance at http://investor.drugstore.com.

Compensation Committee

The compensation committee operates pursuant to a written charter and is responsible for:

•	evaluating and approving our policies and programs for executive compensation, including performance-based and long-term compensation;

•	evaluating the performance of our executive officers and approving their compensation;

•	reviewing and making recommendations regarding the compensation of certain nonexecutive employees, directors, and consultants;

•

approving and making grants and awards of stock, stock options, and other equity securities to our executive officers, directors, and certain other employees and persons, and administering our stock option plans;

•	reviewing and approving executive employment, severance, retirement, and change of control agreements; and

•	fulfilling the other responsibilities set out in its charter.

The compensation committee may delegate certain of its responsibilities to a subcommittee of the compensation committee. Any such subcommittee must report regularly to the compensation committee on any actions that it takes on behalf of the committee. With respect to executive officers other than the chief executive officer, the compensation committee considers the recommendation of the chief executive officer, whose recommendation is based on management objectives and her evaluation of the executive officer’s performance.

The compensation committee is also responsible for selecting, retaining, and replacing compensation and benefits consultants and other outside consultants to provide independent advice to the committee, as it deems necessary or appropriate.

The compensation committee is currently composed of Messrs. Killeen and Savoy (chair). In addition to qualifying as an “independent director” under NASDAQ rules, each member of the compensation committee meets the definition of “non-employee director” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934.

The compensation committee met four times during fiscal year 2008 and took action by unanimous written consent on four other occasions. In addition, the compensation committee met periodically and informally with the company’s CEO throughout fiscal year 2008. The report of the compensation committee is set forth on page 37. The compensation committee charter can be found on our website under Corporate Governance at http://investor.drugstore.com.

Nominating Committee

The nominating committee operates pursuant to a written charter and is responsible for:

•

identifying individuals qualified to become board members, selecting (or recommend that the board select) all candidates to stand for election or re-election as directors at our annual meetings of stockholders, and filling vacancies in the board;

•

evaluating and recommending to the board directors for appointment to committees of the board and making recommendations regarding the composition, purpose, structure, and operations of the committees of the board;

•	considering and making recommendations to the board of directors regarding board composition and size, periodic rotation or retirement of board or committee members, and related matters; and

•	fulfilling the other responsibilities set out in its charter.

The nominating committee may, in its discretion, retain a third-party search firm to assist it in identifying and evaluating potential candidates.

The nominating committee considers director candidates recommended by either of its members, by other board members, by management, and by stockholders, as well those identified by any third-party search firm it may retain. A third-party search firm has been engaged to assist in identifying or evaluating potential director nominees. The nominating committee has not established any special qualifications or minimum criteria for director nominees. In searching for and evaluating potential candidates for director nominees, the nominating committee takes into account such factors as it deems appropriate. These factors may include, but are not limited to, the experience, education, background, and expected contributions of such director candidates and the current directors, any potential conflicts of interest, including financial relationships, the diversity of the board of directors and the evolving needs of drugstore.com. The nominating committee’s process for identifying and evaluating nominees for directors includes, but is not limited to, the following:

•	collecting a list of potential candidates based on recommendations from other board members, management, stockholders, or other parties or through the engagement of a search firm;

•	evaluating potential conflicts, including financial relationships, and the director’s ability to represent the interests of all stockholders;

•	conducting committee meetings and communicating with the board of directors and management to narrow the list of potential candidates;

•	interviewing a select group of candidates; and

•	selecting a candidate most likely to advance the best interests of drugstore.com and its stockholders.

The nominating committee evaluates director candidates recommended by stockholders in the same way that it evaluates candidates recommended by its members, other board members or other persons. Stockholder recommendations for director candidates should be sent by certified or registered mail to: Nominating Committee, c/o Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. The recommendation must provide the following information for each candidate recommended:

•	the candidate’s name, age, business and residence addresses, and principal occupation or employment, and an indication of whether the candidate has expressed a willingness to serve;

•	the number of shares of drugstore.com stock beneficially owned by the candidate;

•	the name, address, and phone number of the stockholder or group of stockholders making the recommendation, and the number of shares beneficially owned by such stockholder or group of stockholders;

•

to the extent the stockholder or group of stockholders making the recommendation is not a registered holder of such securities, proof of the number of shares beneficially owned and length of time held; and

•	any other information required by law to be disclosed in connection with the solicitation of proxies for the election of directors, and any other information that drugstore.com may reasonably require.

For more information regarding the dates by which we must receive director candidate nominations to be considered for inclusion in the proxy materials for, or to be presented at, the 2010 annual meeting of stockholders, see the section entitled “Stockholder Proposals for 2010 Annual Meeting” on page 41. The nominating committee charter can be found on our website under Corporate Governance at http://investor.drugstore.com.

Amazon.com, our largest stockholder, designated Geoffrey R. Entress to serve as its nominee on the board of directors. The nominating committee has not received a director nominee recommendation from any other stockholder (or group of stockholders) that beneficially owns more than 5% of our common stock. Each of the director nominees listed in Proposal 1 is a current director standing for re-election.

The nominating committee currently consists of Messrs. Killeen and Savoy (chair). The board of directors has determined that Messrs. Killeen and Savoy are “independent” within the meaning of the NASDAQ rules. The nominating committee did not meet separately during fiscal year 2008.

Special Equity Awards Committee

The special equity awards committee does not have a written charter, but operates pursuant to a specific delegation of authority from the board of directors and is responsible for approving grants of restricted stock awards under our 2008 Equity Incentive Plan to eligible recipients who are not our executive officers, non-employee directors, contractors, or subject to Section 16 of the Securities Exchange Act of 1934. The special equity awards committee currently consists of Mr. Savoy and Ms. Lepore. This committee did not exist in fiscal year 2008.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the board of directors or any board member by writing to them care of: Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. The outside of the envelope should prominently indicate that the correspondence is intended for the board of directors or for a specific director. The Secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire board of directors.

Director Attendance at Annual Meetings of Stockholders

We encourage our directors to attend annual meetings. Three of our directors were present at the 2008 annual meeting.

Director Compensation

The following table sets forth the total compensation awarded to, earned by, or paid to our non-employee directors for services rendered to drugstore.com during fiscal year 2008.

Name	Fiscal Year	Fees Earned or Paid in Cash		Option Awards(1)(2)		Total
Richard W. Bennet III	2008	$15,000	(3)	$63,900	(4)	$65,400
Geoffrey R. Entress	2008	$5,000	(5)	$63,900	(6)	$55,400
Jeffrey M. Killeen	2008	$15,000	(3)	$63,900	(7)	$65,400
William D. Savoy	2008	$25,000	(8)	$63,900	(9)	$75,400
Gregory S. Stanger	2008	$15,000	(3)	$63,900	(10)	$65,400

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the relevant fiscal year for the fair value of equity awards granted to each of the named executive officers, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants, refer to the discussion below under “Determining Fair Value of our Equity Awards.” These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors.
(2)	For each director, this amount represents an option to purchase 30,000 shares of our common stock, which option was granted in June 2008 and vests in full on the date of our 2009 annual meeting.
(3)	Includes $3,750 to be paid to the director in 2009 for services rendered in 2008.
(4)	As of December 28, 2008, we had granted Mr. Bennet options to purchase an aggregate of 160,000 shares, which options had vested with respect to 84,285 shares.
(5)	Includes $1,250 to be paid to Mr. Entress in 2009 for services rendered in 2008.

(6)	As of December 28, 2008, we had granted Mr. Entress options to purchase an aggregate of 160,000 shares, which options had vested with respect to 84,285 shares.
(7)	As of December 28, 2008, we had granted Mr. Killeen options to purchase an aggregate of 160,000 shares, which options had vested with respect to 90,000 shares.
(8)	Includes $6,250 to be paid to Mr. Savoy in 2009 for services rendered during 2008.
(9)	As of December 28, 2008, we had granted Mr. Savoy options to purchase an aggregate of 172,500 shares, which options had vested with respect to 142,500 shares.
(10)	As of December 28, 2008, we had granted Mr. Stanger options to purchase an aggregate of 172,500 shares, which options had vested with respect to 142,500 shares.

Ms. Lepore, our president, chief executive officer and chairman of the board, receives compensation as an employee of drugstore.com but receives no additional compensation for her service as director. For details of our arrangements with Ms. Lepore, see the section entitled “Executive Compensation.” We reimburse all directors for certain expenses they incur in connection with attendance at board and committee meetings.

Our non-employee directors receive annual cash compensation in the amount of $5,000 for their service as members of the board of directors. Non-employee directors who are members of the audit committee receive an additional $10,000 in annual compensation, and non-employee directors who are members of any other committee receive an additional $5,000 per committee in annual compensation.

Non-employee directors are also eligible to receive stock options and other equity grants under our 2008 Plan. We generally grant each of our non-employee directors an option to purchase 30,000 shares of our common stock, each year for his service on the board of directors during the one-year term following his election (or re-election) at our annual stockholders meeting. The exercise price of the option is the market price per share on the date of grant. These options vest in full on the first anniversary of the date of grant. In addition, we generally grant options to new non-employee directors at the time they first join our board of directors.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during fiscal year 2008 were Jeffrey M. Killeen and William D. Savoy. Neither was an officer or employee of drugstore.com or any of its subsidiaries at any time during fiscal year 2008, and neither of them has ever been an officer of drugstore.com or any of its subsidiaries. In addition, none of the executive officers of drugstore.com served on the compensation committee of any entity or as a director of an entity that employs any of the members of the compensation committee.

PROPOSAL NO. 2—APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND TO DECREASE OUR TOTAL NUMBER OF AUTHORIZED SHARES

Our board of directors has considered, deemed advisable, adopted a resolution approving, and recommends to our stockholders for their approval a series of proposed amendments to our Amended and Restated Certificate of Incorporation to authorize the board to effect a reverse stock split and to decrease our total number of authorized shares for the purpose of increasing the per share market price of our common stock in order to encourage investor interest in drugstore.com and to promote greater liquidity for our stockholders. Under the proposed amendment, each outstanding 6, 7, 8, 9 or 10 shares of common stock would be combined, converted, and changed into one share of common stock (the “Reverse Stock Splits”), with the effectiveness of one of such amendments (the “Effective Reverse Stock Split”) and the abandonment of the other amendments, or the abandonment of all amendments, to be determined at the discretion of our board of directors, pursuant to Section 242(c) of the Delaware General Corporation Law, following the Annual Meeting. Concurrently with an Effective Reverse Stock Split, the proposed amendment would also decrease our total number of authorized shares from 260 million shares to 60 million shares, of which 50 million shares shall be common stock, par value $0.0001 per share, and 10 million shares shall be preferred stock, par value $0.0001 per share. The number of authorized shares of preferred stock will not change. In no event would the board implement a decrease of our authorized shares without also implementing an Effective Reverse Stock Split.

If approved by the stockholders, the board would have discretion until the date of our 2010 annual meeting to implement an Effective Reverse Stock Split in any of the following ratios: 1:6, 1:7, 1:8, 1:9 and 1:10, and if the board implements an Effective Reverse Stock Split, it will also decrease our total number of authorized shares. The board believes that stockholder approval of selected exchange ratios within an exchange ratio range (as opposed to approval of a specified exchange ratio) would provide the board with maximum flexibility to achieve the purposes of the Effective Reverse Stock Split and, therefore, is in the best interests of drugstore.com and our stockholders. The board would determine the actual timing for implementation of the Effective Reverse Stock Split based on its evaluation as to when such action would be most advantageous to drugstore.com and our stockholders. Furthermore, notwithstanding stockholder approval, the board would also have the discretion not to implement an Effective Reverse Stock Split. If the board were not to implement an Effective Reverse Stock Split by the date of our 2010 annual meeting, stockholder approval would again be required prior to implementing any reverse stock split thereafter. If the board were to elect to implement an Effective Reverse Stock Split, the board will set the exchange ratio within the range approved by the stockholders. The board would base such a determination on the then current trading price of our common stock and the advice of our financial advisors, among other considerations.

The form of the Amended and Restated Certificate of Incorporation that would be filed with the Secretary of State of the State of Delaware to effect the Effective Reverse Stock Split is set forth in Appendix A to this proxy statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as our board of directors deems necessary and advisable to effect the Effective Reverse Stock Split. If our stockholders approve the Reverse Stock Splits and the related decrease in our authorized shares and following such approval the board determines that an Effective Reverse Stock Split and the related decrease in our authorized shares are in the best interest of drugstore.com and our stockholders, we would amend our Amended and Restated Certificate of Incorporation accordingly.

The board of directors recommends that you vote FOR the proposal to approve amendments to our restated certificate of incorporation to authorize the board of directors to effect the Effective Reverse Stock Split and to decrease our total number of authorized shares.

Purpose of the Effective Reverse Stock Split

Our board of directors recommends the Effective Reverse Stock Split for the following reasons:

•	The board believes that the Effective Reverse Stock Split is the most effective means of increasing the per share market price of our common stock.

•	The board believes that a higher per share market price of our common stock could encourage increased investor interest in drugstore.com and promote greater liquidity for our stockholders.

Increased Investor Interest. Our board of directors believes that an increase in the per share price of the common stock could encourage increased investor interest in drugstore.com and possibly promote greater liquidity for our stockholders. The board believes that the current low per share price of the common stock, which the board believes is due in part to the overall weakness in the market for stocks, has had a negative effect on the marketability of the common stock. The board believes there are several reasons for this effect. First, many institutional investors look on stocks that are trading at low prices as unduly speculative in nature and, as a result, avoid investing in such stocks. Second, because the brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current per share price of the common stock can result in individual stockholders’ paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of the common stock were substantially higher. This factor may also limit the willingness of institutional investors to purchase the common stock. Third, a variety of policies and practices of brokerage firms discourage individual brokers within those firms from dealing in low-priced stocks in light of brokers’ commissions and time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Fourth, many brokerage firms are reluctant to recommend low-priced stock to their customers. Finally, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage for low-priced stocks.

Possibility that the Effective Reverse Stock Split Will Fail to Achieve the Desired Effects; Other Possible Consequences

Stockholders should note that we cannot accurately predict the effect of the Effective Reverse Stock Split on the market price for our common stock. In particular, there is no assurance that prices for shares of the common stock after the Effective Reverse Stock Split will be 6 to 10 times, as applicable, the price for shares of the common stock immediately prior to the Effective Reverse Stock Split. Furthermore, there can be no assurance that the market price of our common stock immediately after the proposed Effective Reverse Stock Split will continue for any period of time. Even if our common stock can maintain an increased share price, the Effective Reverse Stock Split may not achieve the desired results that we have outlined above.

In evaluating whether to seek stockholder approval for the Reverse Stock Splits, the board of directors took into consideration negative factors associated with reverse stock splits. These factors include: the negative perception of reverse stock splits that investors, analysts and other stock market participants may hold; the fact that the stock prices of some companies that have effected reverse stock splits have subsequently declined, sometimes significantly, following their reverse stock splits; the possible adverse effect on liquidity that a reduced number of outstanding shares could cause; and the costs associated with implementing a reverse stock split.

If we implement the Effective Reverse Stock Split, some stockholders may consequently own less than one hundred shares of common stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following the Effective Reverse Stock Split may be required to pay higher transaction costs if they sell their shares.

We believe that the Effective Reverse Stock Split may result in greater liquidity for our stockholders. However, it is also possible that the reduced number of shares outstanding after the Effective Reverse Stock Split could reduce that liquidity. The board of directors has determined that it should continue to weigh positive and negative factors prevailing after the Annual Meeting before deciding whether to effect a Reverse Stock Split.

Board Discretion to Implement Effective Reverse Stock Split

If our stockholders approve the Reverse Stock Splits at the Annual Meeting, we will effect the Effective Reverse Stock Split, if at all, only if our board of directors determines that one of the Reverse Stock Splits (with an exchange ratio determined by the board as described above) is in the best interests of drugstore.com and our stockholders. The board will base such determination on the advice of our financial advisors and certain other factors, including existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval of the Reverse Stock Splits by the stockholders, the board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect any of the Reverse Stock Splits, as permitted under Section 242(c) of the Delaware General Corporation Law. If the board fails to implement any of the Reverse Stock Splits by the date of our 2010 annual meeting, further stockholder approval would be required prior to implementing any reverse stock split.

Effect of the Effective Reverse Stock Split on the Authorized but Unissued Shares of Common Stock

Currently, we are authorized to issue up to a total of 260 million shares, comprising 250 million shares of common stock, of which 99,793,614 shares were issued and outstanding as of April 16, 2009, and 10 million shares of preferred stock, of which none were issued and outstanding as of April 16, 2009. Concurrently with any Effective Reverse Stock Split, we intend to decrease our authorized shares such that immediately following the Effective Reverse Stock Split, we would have authorized for issuance a total of 60 million shares, comprising 50 million shares of common stock and 10 million shares of preferred stock. The number of authorized shares of preferred stock will not change. This proposal, if approved, would only affect the combined total of our authorized shares and our authorized shares of common stock. We do not currently intend to reduce the number of authorized shares of our common stock by the same ratio as the reverse stock split.

In decreasing the authorized common stock, our board of directors determined that 50 million authorized shares would be appropriate in order to permit flexibility in declaring stock dividends and issuing shares in connection with acquisition or financing transactions. We have no current plans with respect to any such transactions, however.

The following table shows how the split and authorized share decrease would affect our total authorized shares of common and preferred stock, our total outstanding shares of common stock, and the total number of shares reserved for issuance pursuant to our equity plans.

	As of April 16, 2009	After an Effective Reverse Stock Split of:
		1:6	1:7	1:8	1:9	1:10
Authorized Common	250,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000
Authorized Preferred	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
Outstanding Common	99,793,614	16,632,269	14,256,231	12,474,202	11,088,179	9,979,361
Reserved Under Equity Plans	23,204,100	3,867,350	3,314,871	2,900,513	2,578,233	2,320,410

Because we are not reducing the total authorized number of shares of common stock under our Amended and Restated Certificate of Incorporation by the same ratio as the reverse stock split, we will have the ability to issue a greater percentage of our common stock in relation to our outstanding shares after the reverse stock split than we currently have. As a result, if we were to issue such shares, it would potentially dilute the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock. Each additional share of common stock authorized under this proposal would have the same rights and privileges under our Amended and Restated Certificate of Incorporation as each share of common stock that is currently authorized for issuance. We believe that the availability of additional authorized shares of common stock will provide us with additional flexibility, including the ability to issue common stock for a variety of purposes, including, among others, the sale of common stock to obtain additional funding or the use (subject to stockholder approval as required) of common stock for equity compensation. We currently do not have any plan, commitment, arrangement, understanding or agreement, either written or oral, to issue any shares of additional authorized common stock, other than shares issuable pursuant to our equity plans. However, the additional shares of common stock would be available for issuance by action of our board of directors without the need for further action by our stockholders, unless stockholder action is specifically required by applicable law or Nasdaq rules. In addition, although the board is not proposing the Reverse Stock Splits for this purpose, the board could, subject to its fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of the company’s certificate of incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire drugstore.com through a transaction opposed by the board.

The par value of our common stock would remain at $0.0001 per share following the effective time of the Effective Reverse Stock Split, while the number of shares of common stock issued and outstanding would be reduced. Because the Reverse Stock Splits would apply to all issued shares of common stock, the proposed Reverse Stock Splits would not alter the relative rights and preferences of existing stockholders.

Effect of the Effective Reverse Stock Split on Stock Options and Warrants

The Effective Reverse Stock Split would reduce the number of shares of common stock available for issuance under our 1998 Stock Plan and the 2008 Plan in proportion to the exchange ratio of the Effective Reverse Stock Split. As of April 16, 2009, the number of shares of common stock currently authorized for issuance but unissued under the 1998 Plan was 16,341,483, and under the 2008 Plan was 4,810,855 plus up to 15 million shares subject to stock options or similar awards granted under the 1998 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 1998 Plan that are forfeited or that we repurchase (in all cases, prior to giving effect to the Effective Reverse Stock Split).

drugstore.com also has outstanding certain stock options and warrants to purchase shares of common stock. Under the terms of the outstanding stock options and warrants, the Effective Reverse Stock split will effect a reduction in the number of shares of common stock issuable on exercise of such stock options and warrants in proportion to the exchange ratio of the Effective Reverse Stock Split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. Correspondingly, the per share exercise price of those options will be increased in direct proportion to the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. In connection with the Effective Reverse Stock Split, the number of shares of our common stock issuable on exercise or conversion of outstanding stock options and warrants will be rounded down to the nearest whole share and no cash payment will be made in respect of such rounding.

Effect on Par Value

The proposed amendments to our Amended and Restated Certificate of Incorporation will not affect the par value of our common stock, which will remain at $0.0001, or the par value of our preferred stock, which will remain at $0.0001.

Effective Date

If our stockholders approve the proposed Reverse Stock Splits and related decrease in our total number of authorized shares at the Annual Meeting and the board of directors elects to proceed with the Effective Reserve

Stock Split in one of the approved ratios, the Effective Reverse Stock Split and related decrease in our total number of authorized shares would become effective as of 5:00 p.m. Eastern time on the date of filing, which we refer to as the effective date, of the Amended and Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto would be automatically, and without any action on the part of the stockholders, combined and converted into new shares of common stock in accordance with the Effective Reverse Stock Split ratio determined by the board within the limits set forth in this proposal.

Exchange of Stock Certificates

The reduction in the number of outstanding shares of our common stock as a result of the reverse stock split will occur automatically on the date that we file the Amended and Restated Certificate of Incorporation effectuating the reverse stock split with the Secretary of State of the State of Delaware without any action on the part of our stockholders and without regard to the date that stock certificates representing the shares prior to the reverse stock split are physically surrendered for new stock certificates.

Shortly after the effective date, each holder of an outstanding certificate representing shares of common stock will receive from BNY Mellon Shareholder Services, as our exchange agent for the Effective Reverse Stock Split, instructions for the surrender of such certificate to the exchange agent. Such instructions will include a form of transmittal letter to be completed and delivered to the exchange agent. As soon as practicable after the surrender to the exchange agent of any such stock certificate, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent will deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate will have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share. Until surrendered as contemplated herein, each certificate that immediately prior to the Effective Reverse Stock Split represented any shares of common stock will be deemed at and after the Effective Reverse Stock Split to represent the number of full shares of common stock contemplated by the preceding sentence. Each certificate representing shares of common stock issued in connection with the Effective Reverse Stock Split will continue to bear any legends restricting the transfer of such shares that were borne by the applicable surrendered stock certificates. STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

No service charges, brokerage commissions, or transfer taxes will be payable by any stockholder to exchange a stock certificate in connection with the Effective Reverse Stock Split, unless the stockholder seeks to have the new certificate issued in a name other than that in which the applicable surrendered certificate is registered, in which case, it will be a condition of such issuance that:

•

the person requesting the issuance pay to us any transfer taxes payable by reason of such issuance or any prior transfer of such certificate, or establish to our satisfaction that such taxes have been paid or are not payable;

•	the transfer comply with all applicable federal and state securities laws; and

•	the surrendered certificate be properly endorsed and otherwise be in proper form for transfer.

The holder of unexchanged certificates will not be entitled to receive any dividends or other distributions payable by drugstore.com after the effective date, until such holder has surrendered the old certificates. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the old certificates, we will pay all such unpaid dividends or distributions without interest.

Cash Payment in Lieu of Fractional Shares

Implementation of a reverse stock split will result in some stockholders owning a fractional share of our common stock. To avoid such a result, stockholders that would otherwise be entitled to receive a fractional share of our common stock as a consequence of the reverse stock split will, instead, receive cash payment in U.S. dollars equal to the value of that fractional share, determined on the basis of the average bid prices of our common stock for the five trading days immediately preceding the effective date of the reverse stock split (as adjusted for that reverse stock split). If any stockholder owns, in total, fewer than the number of shares to be converted into one share as a result of the reverse stock split, that stockholder’s shares would be converted into a fractional share of stock and, therefore, that stockholder would receive only cash in place of the fractional share as a result of the implementation of the reverse stock split. The interest of such stockholders in drugstore.com would, therefore, be terminated, and such stockholders would have no right to share in the assets or future growth of drugstore.com.

Certain Federal Income Tax Considerations

The following discussion describes the material U.S. federal income tax considerations of the reverse stock split. This discussion is based on the Internal Revenue Code of 1986, as amended, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect and to differing interpretations. We have not requested any ruling from the Internal Revenue Service or opinion of tax counsel with respect to the matters discussed herein, and there is no assurance that the Internal Revenue Service would agree with the conclusions set forth in this discussion. All stockholders should consult with their own tax advisors.

This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws. It does not address the consequences of the reverse stock split to holders of options or warrants to purchase our common stock.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, OR ANY CHANGES IN APPLICABLE TAX LAWS.

Tax Consequences to drugstore.com. We will not recognize any gain or loss solely as a result of the reverse stock split.

Tax Consequence to Stockholders Generally. A stockholder who receives only shares of our common stock as a result of the reverse stock split should recognize no gain or loss. A stockholder who receives cash in lieu of a fractional share of our common stock that otherwise would be held as a capital asset generally should recognize capital gain or loss on an amount equal to the difference between the cash received and the stockholder’s basis in such fractional share of our common stock. For this purpose, a stockholder’s basis in such fractional share of our common stock will be determined as if the stockholder actually received such fractional share.

Stockholder’s Tax Basis in Shares Received upon the Reverse Stock Split. Except as provided above with respect to fractional shares, the aggregate tax basis of the shares of our common stock that a stockholder holds following the reverse stock split will equal the stockholder’s aggregate basis in the shares of our common stock he or she held immediately prior to the reverse stock split, less any basis attributable to a fractional share for which the stockholder received cash in lieu of such fractional share.

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors has selected and appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the 2009 fiscal year. On the recommendation of the audit committee, the board of directors is asking our stockholders to ratify that appointment at the Annual Meeting. Ernst & Young LLP has served as our independent auditors since 1998. In keeping with good corporate governance, the audit committee periodically assesses the suitability of our incumbent independent registered public accounting firm, taking into account such factors as it deems appropriate, including consideration of the qualifications of other independent registered public accounting firms.

One or more representatives of Ernst & Young LLP are expected to be present at the meeting. They will be given the opportunity to make a statement, should they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

The board of directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees paid to date for services rendered by Ernst & Young LLP during fiscal years 2007 and 2008.

(In thousands)	Year Ended
	December 30, 2007	December 28, 2008
Audit Fees(1)	$752	$837
Audit-Related Fees(2)	2	2
Tax Fees	—	—
All Other Fees	—	—

Total	$754	$838

(1)	Audit fees include fees and expenses for services rendered by Ernst & Young LLP in connection with its audits of our annual consolidated financial statements and our internal control over financial reporting, its review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, and services provided in connection with our SEC filings and other regulatory filings.
(2)	Audit-related fees consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or internal control over financial reporting. This category includes fees for a subscription to Ernst & Young LLP’s online accounting and information tool.

Audit Committee Preapproval of Auditor Services

The audit committee is responsible for the appointment, compensation, retention, and oversight of, and for the preapproval of all audit, audit-related, tax and nonaudit services to be provided by, our independent registered public accounting firm.

The audit committee has adopted guidelines for preapproval of services to be provided by our independent registered public accounting firm. The audit committee preapproves services as follows:

•	Annually, our independent registered public accounting firm and management present to the audit committee the audit and nonaudit services proposed to be provided by the independent registered public accounting firm during the current fiscal year and the estimated fees associated with each service. The audit committee reviews and, as it deems appropriate, preapproves or rejects the proposed services. If additional audit or nonaudit services are presented for preapproval during the year, the audit committee reviews and, as it deems appropriate, preapproves or rejects such additional services and the fees associated with such services. The independent registered public accounting firm provides updates regularly with respect to, and the audit committee reviews, the services actually provided by the independent registered public accounting firm and the fees incurred with respect to those services.

•

In deciding whether to preapprove any services proposed to be provided by the independent registered public accounting firm, the audit committee considers the following: (i) whether the proposed services are consistent with SEC rules on auditor independence; (ii) whether the independent registered public accounting firm is qualified to provide effective and efficient service; (iii) whether such service would enhance our ability to manage or control risk or improve audit quality or would otherwise be beneficial to drugstore.com; and (iv) the relationship between fees for audit and nonaudit services. The audit committee will not approve the provision by the independent registered public accounting firm of any audit or nonaudit service that it believes, individually or in the aggregate, may impair the independence of the independent registered public accounting firm.

•

The audit committee has delegated to each of its members the authority to evaluate and approve proposed engagements on behalf of the audit committee, in the event that a need arises for preapproval between committee meetings. Any member who exercises this authority must report any preapproval decisions to the full audit committee at its next meeting.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors is composed of independent directors, as required by SEC and NASDAQ rules, and operates in accordance with the written charter adopted by the board of directors. The members of the audit committee are currently Messrs. Bennet, Savoy, and Stanger. The audit committee has furnished the following report:

As more fully described in its charter, the audit committee’s responsibility is to monitor and oversee drugstore.com’s accounting and financial reporting processes, the annual audit and quarterly reviews of the company’s consolidated financial statements and the annual audit of the company’s internal control over financial reporting, and the qualifications and performance of Ernst & Young LLP, the company’s independent registered public accounting firm.

Management is responsible for the preparation, presentation, and integrity of drugstore.com’s consolidated financial statements, its internal control over financial reporting and financial reporting processes, and its procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Ernst & Young LLP is responsible for performing independent audits of the consolidated financial statements in accordance with generally accepted auditing standards and the internal control over financial reporting, and issuing reports thereon.

The audit committee reviewed and discussed with management and Ernst & Young LLP drugstore.com’s audited consolidated financial statements for the fiscal year ended December 28, 2008, management’s assessment of the effectiveness of the company’s internal control over financial reporting and Ernst & Young LLP’s evaluation of the company’s system of internal control over financial reporting. The audit committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, discussed with Ernst & Young LLP its independence from drugstore.com and considered the compatibility of its provision of nonaudit services with its independence from drugstore.com.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in drugstore.com’s annual report on Form 10-K for the fiscal year ended December 28, 2008, for filing with the SEC, and selected Ernst & Young LLP as drugstore.com’s independent registered public accounting firm for fiscal year 2009.

The Audit Committee:

Richard W. Bennet III

William D. Savoy

Gregory S. Stanger (chair)

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of our board of directors is responsible for approving and evaluating executive compensation and our policies and programs with respect to compensation for our chief executive officer, our chief finance officer, our chief accounting officer and our other executive officers.

Objectives of Our Compensation Programs

We aim to offer compensation packages designed to attract, retain and motivate outstanding executives, to encourage and reward the achievement of corporate goals and to align our executives’ financial interests with the company’s strategic business plans. Our compensation policy is to offer a package that includes a competitive salary and benefits and an incentive bonus dependent primarily on attainment of the company’s performance goals but that also considers the executive officer’s individual performance. We also encourage ownership of our common stock through employee stock purchase and stock option programs in which our named executive officers are eligible to participate, in order to align the interests of our executive officers more closely with those of our stockholders at large.

We endeavor to balance the fixed and variable components of our named executive officers’ compensation packages by putting an appropriate portion of the executive’s compensation at risk to ensure that we can build and maintain a strong management team while incenting that team to achieve financial and strategic goals. We also seek to provide an appropriate mix of cash and equity compensation in order to encourage our named executive officers to focus on, and to deliver, long-term, sustainable stockholder returns. We do not have a specific formula for allocating between fixed and variable or at risk compensation or between cash and equity compensation.

What Our Compensation Program Is Designed to Reward

Our compensation policy for our named executive officers is designed to reward each executive’s contribution to the company through the attainment of corporate and individual objectives as well as general job performance.

In measuring the executive officers’ contribution to the company, the compensation committee considered numerous factors including our growth and financial performance as reflected in our net revenue, gross margins and adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of stock-based compensation. It also considered nonfinancial factors such as improvement in the company’s strategic position, the performance of the company’s individual units, the development of executive and managerial bench strength and improving customer satisfaction and employee engagement results.

With the assistance of the chief executive officer, executive officers also set individual performance objectives, which management and the compensation committee closely monitored and evaluated.

Elements of Our Compensation Program and How We Determine Amounts in Light of Our Compensation Objectives

Elements of 2008 compensation for our named executive officers included: salary, bonus, and stock incentive awards. Executive officers received total compensation packages in line with their responsibilities, experience, expertise and performance.

Salary

We paid base salaries intended to attract and retain highly capable executives by providing adequate fixed cash compensation. The compensation committee determines the salaries of our executive officers annually. In the case of the chief executive officer, all of the independent directors participated in the determination of her 2008 salary. We set our named executive officers’ salaries based primarily on their job scope and external benchmarking. We then considered the performance of the company and the individual’s performance against objectives to recommend annual or other increases, if any, to base salary.

In setting each named executive officer’s 2008 salary, the committee evaluated the responsibilities of the executive, his or her general job performance and our overall company performance with respect to net revenue, adjusted EBITDA, and net income targets and other objectives. The committee also considered the recommendation of our chief executive officer, whose recommendation was based on management’s objectives and her evaluation of the executive officer’s experience and potential performance.

In determining our chief executive officer’s 2008 salary, the committee also considered additional performance objectives, including specified improvements in our customer satisfaction and employee engagement, and general improvement in the company’s strategic position, the performance of the company’s individual units, and the development of executive and managerial bench strength. In addition, in late 2007, the compensation committee engaged Applied HR Strategies, Inc., an executive compensation consulting firm, to conduct a competitive review of our chief executive officer’s cash compensation in light of her target cash and equity incentives, including an analysis of comparable companies and relevant survey data. Comparable companies in the Pacific Northwest whose chief executive compensation packages the consultant reviewed included Expedia, Inc., Monster Worldwide, Inc., priceline.com Incorporated, InfoSpace, Inc., Interactive Data Corporation, Gaiam, Inc., Systemax, Inc., Shutterfly, Inc., GSI Commerce, Inc., 1-800-FLOWERS, Inc., Blue Nile, Inc., and Overstock.com, Inc. Our consultant reviewed regional and national data from the Culpepper Executive Compensation Survey and the Watson Wyatt Executive Compensation Survey. In response to the consultant’s findings that Ms. Lepore’s compensation was significantly below market median levels, as measured both by base salary and by total cash compensation, in October 2008, the committee approved an increase in her annual base salary to $500,000 for 2009, bringing her within the median range.

In February 2009, the compensation committee determined that, based on current market conditions, there would be no salary increases for any of our other executives for 2009.

Bonus

A significant portion of the variable component of our executive compensation package was made up of a cash incentive bonus.

Each year, our compensation committee establishes an incentive bonus plan to promote the achievement of company financial performance objectives based on various financial targets. We attempt to provide annual cash incentive bonuses under the plan for our named executive officers and other eligible employees that reflect the company’s belief that a significant portion of the compensation of each executive should be contingent on company performance as well as the individual contribution of each executive. We determine the targets for the bonus plan in conjunction with our annual planning and budgeting process, which generally begins in the fall of the prior fiscal year. Management develops, and our board of directors oversees and approves, our financial plans and budget, including our expected and targeted net revenue and adjusted EBITDA figures. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation, and amortization of intangible assets and non-cash marketing expense, adjusted to exclude the impact of stock-based compensation expense. Management believes that adjusted EBITDA, as defined, provides useful information to the company and to investors by excluding certain items that may not be indicative of the company’s core operating results, and we have historically relied on adjusted EBITDA measures, management believes it provides consistency in the company’s financial reporting.

We base our financial plans, budget and related guidance, and accordingly our bonus plan targets, on the basis of (i) the company’s performance for the prior fiscal year, (ii) estimates of sales revenue for the plan year based on recent market conditions, trends and competition and other factors that, based on historical experience, we expect to affect the level of sales that can be achieved, (iii) historical operating costs and cost savings that management believes we can realize, (iv) competitive conditions that we expect to face, and (v) additional expenditures beyond prior fiscal years. As a result of this approach to setting plan targets, the proportion of each named executive officer’s total cash compensation that is represented by incentive based income may increase in those years in which our actual results are stronger relative to our projections.

In February 2008, the compensation committee approved an incentive bonus plan under which our executive officers may receive cash bonuses for fiscal year 2008 based on the individual’s performance, our achievement of certain net revenue, adjusted EBITDA, and net income objectives, and the recommendation of the compensation committee or the board. In earlier years, where our focus was on overall growth, the bonus plan assumed a relatively equal weighting between our net revenue and adjusted EBITDA thresholds. In 2008, while we continue to target growth, we wanted management to ensure that our growth was profitable, so we adjusted the weighting of the two measures so that the thresholds were based 35% on net revenues and 65% on adjusted EBITDA. We endeavored to set target levels that challenged our executives to meet or exceed the company’s expected performance for the year, but that offered some recognition of the executive’s contribution in the event the company substantially performed but fell short of specific expectations. At the time our compensation committee established these targets, the committee believed that these targets would be difficult to achieve but could be achieved with significant effort on the part of our executives.

Under the 2008 bonus plan, if we achieved specific graduated net revenue and adjusted EBITDA thresholds, each named executive officer could be eligible to receive anywhere from 0% of his or her target bonus amount, if we failed to meet minimum thresholds, to 140%, if we vastly exceeded our guidance for the year. The plan was generally structured to pay out 100% of the named executive officers’ target bonus amounts if we met the high end of both our net revenue and adjusted EBITDA targets for the year and 80% of those amounts if we met the low end of our overall guidance. The compensation committee reserved the right, and authorized Ms. Lepore with respect to executive officers other than herself, to exercise discretion in determining the final amounts to be paid under the bonus plan.

Each named executive officer’s bonus was based on the achievement of these objectives and the recommendation of the compensation committee or the board, which recommendation was based on management’s objectives and the chief executive officer’s evaluation of the executive officer’s performance. The executive officer’s target bonus level is a factor of his or her position and responsibilities.

Under the 2008 bonus plan, Ms. Lepore was eligible to receive a target bonus of up to 150% of her 2008 salary, Mr. du Pont was eligible to receive a target bonus of up to 60% of his 2008 salary, Messrs. Morikubo and Potter and Ms. Wright were each eligible to receive up to 35% of his or her respective 2008 salary, and Mr. Hargadon was eligible to receive up to 30% of his respective 2008 salary.

In addition, a named executive officer could be eligible to receive up to an additional 35% of his or her target bonus amount, based on his or her general job performance.

We paid these bonuses in two payments. In August 2008, based on management’s and the compensation committee’s assessment of our results for the first half of the year, we paid a mid-year bonus equal to 80% of the named executive officer’s target bonus percentage of his or her year-to-date salary earned as of June 30, 2008. The compensation committee implemented the mid-year bonus payment in order to align employees’ incentives more closely with our quarterly as well as full-year results.

In February 2009, the compensation committee determined that based on the company’s full-year results in 2008, the terms of the bonus plan provided for a payout of 65% of employees’ respective target bonus amounts. We paid the balance of the 2008 bonuses in February 2009.

In addition to the incentive bonus plan, the compensation committee approved a supplemental bonus pool equal to 50% of the adjusted EBITDA that we recognized (in accordance with U.S. generally accepted accounting principles) in fiscal 2008 in excess of our budgeted adjusted EBITDA target of $22 million, up to a maximum pool amount of $1 million.

The amount allocated from the supplemental bonus pool to individual officers was subject to the discretion of the compensation committee, and the chief executive officer for officers other than herself. The compensation committee and the chief executive officer would base such allocations on a number of factors, including the officer’s individual performance, annual bonus target percentage under the incentive bonus plan, and eligible compensation. Subject to the discretion of the compensation committee and the chief executive officer, an officer would only be eligible for a bonus payment from the supplemental bonus pool if that officer was an employee of drugstore.com as of the bonus payment date.

No payment was to be made out of this supplemental bonus pool unless the company’s net income (according to GAAP) was positive and adjusted EBITDA exceeded $22 million for fiscal 2008, and, accordingly, we did not make any payments under this supplemental pool.

In March 2009, the compensation committee approved an incentive bonus plan for 2009 under which our executive officers may receive cash bonuses based again on individual and company performance and established net revenue and adjusted EBITDA objectives for 2009 at which executive officers would receive an increasing percentage, ranging from 0% of his or her target bonus amount, if we fail to meet the thresholds, to 140%, if we vastly exceed our expected performance for the year. The compensation committee reserved the right, and authorized Ms. Lepore with respect to executive officers other than herself, to exercise discretion in determining the final amounts to be paid under the bonus plan. The officers’ target bonus levels remain the same under the 2009 bonus plan, and they could still be eligible to receive up to an additional 35% of his or her target bonus amount, based on his or her general job performance in 2009.

Equity Awards

The other significant component of our executives’ variable compensation was equity compensation in the form of stock options that we granted under our 1998 Plan prior to its expiration and restricted stock awards granted under the 2008 Plan.

We sought to align the long-term interests of our named executive officers with those of our stockholders. Accordingly, each executive received a significant stock option grant when he or she joined drugstore.com. In addition, the compensation committee evaluates stock-based compensation annually, considering executive officers’ responsibilities and performance as well as surveys of equity compensation awarded to executives with similar responsibilities at comparable companies, including those listed above in the discussion of our executives’ salaries. In determining grant sizes, the committee considered various subjective factors primarily relating to the responsibilities of the individual officers, their prior and anticipated contributions to our success and prior option grants.

The compensation committee has approved stock option guidelines to determine the grant date and exercise price of stock options approved by the compensation committee or any subcommittee authorized by the compensation committee. Under these guidelines, stock options are granted on the first Friday of the month following the appropriate approval and satisfaction of any other conditions relating to the option, unless such day is a day on which material nonpublic information regarding the company is publicly disclosed, is within two market days after such disclosure, or is a day on which the market is closed, in which case, the grant will occur on the next day that does not meet any of these criteria. The guidelines provide further that unless the compensation committee or its authorized delegate determines otherwise, the exercise price of any option is the market price per share at close of the market on the date of the grant and require that the minutes or consent authorizing the option in question reflect any exceptions to this pricing structure as well as the compensation expense amount for below market grants shall be noted.

In October 2004, when Ms. Lepore joined the company, we granted her an option to purchase 4,000,000 shares of our common stock at an exercise price of $2.97 per share. Two million shares under this option were subject to our standard four-year vesting schedule. The remaining shares under the option were subject to vest on the occurrence of certain performance-based events; however, notwithstanding the performance-based vesting, all of the shares would vest on the four-year anniversary of the grant. Accordingly, as of October 2008, Ms. Lepore’s 2004 option was fully vested. In light of this significant vesting event, we did not grant Ms. Lepore any additional options in 2008. Ms. Lepore did, however, receive an award of restricted stock in October 2008, as more fully described below.

In December 2006, we granted Ms. Lepore an option to purchase 1,000,000 shares of our common stock at an exercise price of $3.66 per share, subject to our standard four-year vesting schedule. Concurrently with her October 2008 grant of restricted stock, we cancelled the 514,286 shares that remained unvested under this option.

In connection with his initial employment in May 2007, the committee granted Mr. du Pont an option to purchase 750,000 shares at an exercise price of $2.57. In light of this recent grant, we did not grant any options to Mr. du Pont in 2008. In addition, as a result of his resignation in May 2008, the unvested portion of Mr. du Pont’s option failed to vest and the vested portion expired without being exercised.

In February 2008, as part of our annual equity grants, we granted Mr. Potter an option to purchase 95,000 shares, Ms. Wright an option to purchase 85,000 shares, Mr. Morikubo an option to purchase 200,000 shares, and Mr. Hargadon an option to purchase 100,000 shares. Each of these options had an exercise price of $2.68 and vests according to our standard four-year vesting schedule.

In 2008, our compensation committee evaluated the outstanding stock options held by our executive officers in light of our current stock price and current executive compensation practices and determined that such options were not an effective tool to retain management talent. Accordingly, our board of directors chose to introduce restricted stock as a component of our executive compensation packages to reward our executives with ownership in the company while continuing to align their personal interests with the annual and long-term interests of our stockholders. In October 2008, our compensation committee granted shares of restricted stock to our executive officers as a retention incentive in light of the fact that the majority of our outstanding options have exercise prices above our current stock price. Our compensation committee set these grants to have an approximate value equal to four times the executive officer’s target bonus, with one times the target bonus amount to vest in each year of the four-year vesting schedule.

On October 3, 2008, the committee granted to Ms. Lepore 1.3 million shares of restricted stock subject to the terms and conditions of our 2008 Plan and a restricted stock agreement. Ms. Lepore’s shares of restricted stock will vest over four years in eight equal installments on each six-month anniversary of the grant date. Consistent with the terms of Ms. Lepore’s previous equity awards, all unvested shares will vest in the event of a change in control (as defined in the 2008 Plan). In addition, if we terminate her employment without cause (as defined in Ms. Lepore’s restricted stock agreement) or if she terminates her employment for good reason (as defined in her agreement), she will receive 12 additional months of vesting credit with respect to her restricted stock.

Simultaneously with the grant of her restricted stock, Ms. Lepore forfeited all 514,286 unvested shares of common stock issuable pursuant to the option granted to her on December 29, 2006.

The committee also granted restricted stock awards to our other named executive officers, as follows:

Executive Officer	Shares Awarded
Robert P. Potter, Vice President, Chief Accounting Officer	120,000
Tracy Wright, Vice President, Chief Finance Officer	120,000
Yukio Morikubo, Vice President, Strategy and General Counsel	145,000
Robert Hargadon, Vice President, Human Resources	110,000

These restricted stock awards are subject to the terms and conditions of our 2008 Plan and restricted stock agreements and will vest over four years in eight equal installments on each six-month anniversary of the grant date. In addition, if within 12 months following a change in control, we terminate the executive officer’s employment without cause or the executive officer terminates his or her employment for good reason, all unvested shares of the restricted stock will immediately vest.

Post-Employment Compensation Agreements

Severance Agreements

We generally do not enter into severance agreements with our executive officers, other than our chief executive officer, as discussed below. From time to time, in the discretion of management, we may make payments to an executive in the event of his or her termination without cause. In such cases, no benefits are available or have accrued prior to the executive’s employment separation, and at no time does such executive have any right to severance payments. We enter into separation arrangements with certain executives at the time of their termination without cause in order to protect us, because we generally make these payments in consideration of a general release of future claims against drugstore.com. These separation agreements may also include non-compete, non-solicitation, non-disparagement, and confidentiality agreements by the executives.

Under the terms of our offer letter to Ms. Lepore, we will make certain payments and provide certain rights to Ms. Lepore in the event we terminate her employment for cause or she terminates her employment for good reason. The payments and rights are more fully described below in the section entitled “Post-Employment Compensation.”

Change-of-Control Agreements

Prior to 2009, we generally did not have change-of-control agreements with our executive officers, other than our chief executive officer and former chief financial officer, as discussed below. In addition, our 1998 Plan did not provide for automatic acceleration of vesting in the event of a change of control, though it authorizes the plan administrator to provide for such terms on a case-by-case basis. As discussed above, however, our 2008 Plan provides that in a change of control where the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for the award, outstanding awards under the plan would become immediately vested and exercisable.

In addition, in connection with its regular review of our corporate governance practices, in January 2009, our board of directors approved change in control agreements for certain of our officers, including Messrs. Potter, Morikubo and Hargadon and Ms. Wright. Given the current economic climate and based on a review of common market practices, the board believed that it was in the best interest of the company and its stockholders to improve the company’s ability to retain its executives through any potential transaction. These agreements provide that we will make certain payments and provide certain rights to the executive officer in the event that we terminate his or her employment without cause or he or she terminates his or her employment for good reason within one year of a change in control of drugstore.com. The payments and rights are more fully described below in the section entitled “Post-Employment Compensation.”

As part of our chief executive officer’s compensation, as previously described, we granted an award of 1.3 million shares of restricted stock under our 2008 Plan. In the event of a change of control, any of these shares that are unvested will become immediately vested, as discussed in more detail below in the section entitled “Post-Employment Compensation.”

Similarly, we entered into a change of control agreement with Mr. du Pont, pursuant to which the option we granted him in 2007 would vest in full in the event that we terminated his employment without cause or he terminated his employment for good reason within one year of a change of control, as discussed in more detail below in the section entitled “Post-Employment Compensation.” This agreement terminated when Mr. du Pont resigned in May 2008.

Trading Restrictions

Our current insider trading policy and guidelines limit the timing and types of transactions in our common stock or other securities by our Section 16 officers, including stock option exercises, whether or not the executive subsequently sells any shares purchased. Our policy and guidelines seek to promote compliance with applicable securities laws, to prevent insider trading violations and allegations of insider trading violations, and to preserve the reputation and integrity of drugstore.com and others associated with us. In addition to the prohibitions generally applicable to all of our employees on trading in our securities while in possession of material nonpublic information or passing on such information to others, the policy and guidelines specifically require our Section 16 officers:

•	to pre-clear all transactions in our securities;

•	to trade in our securities only during specified window periods (following earnings releases); and

•	not to engage in short sales or transactions in puts, calls, or other derivative securities other than those granted under our equity compensation plans.

Accounting and Tax Considerations

Our stock option grant policies have been affected by the implementation of SFAS No. 123(R), which we adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, we estimate the portion of unvested stock options that we expect to be forfeited for failure to vest, and we recognize compensation costs only for those equity awards expected to vest. Prior to January 2, 2006, we recognized stock-based compensation under the provisions of APB 25 and FAS 123 for options granted with exercise prices below market value on the date of grant, options, and warrants issued to non-employees for services, and modifications to existing option grants.

We are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain compensation payments to our executive officers in excess of $1 million. Section 162(m) also provides for certain exceptions to the limitations on deductibility, including compensation that is “performance based” within the meaning of Section 162(m)(4)(c). Based on fiscal year 2008 compensation levels and the exception for performance-based compensation, no limits on the deductibility of compensation applied to any officer of drugstore.com.

In addition, Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that a named executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in preventing the imposition of additional tax under Section 409A, we have structured our 2008 Plan and our equity compensation awards in a manner intended to comply with the applicable Section 409A requirements. In addition, in 2008, we amended the terms of certain options granted under our 1998 Plan, including Ms. Lepore’s 2004 option, to comply with these 409A requirements.

2008 Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by, or paid to our chief executive officer, our chief financial officer, and certain of our other most highly compensated executive officers for services rendered to drugstore.com during fiscal years 2006, 2007, and 2008. We refer to the listed persons as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Dawn G. Lepore	2008	442,308			2,691,000			457,788	690		3,591,786
President, Chief Executive Officer, and Chairman of the Board	2007	398,077	100,000					315,000	690		813,767
	2006	350,000	200,000			2,522,000		425,250	690		3,497,940

Thère du Pont(4)	2008	148,846							150		203,996
Senior Vice President, Operations and Chief Financial Officer	2007	167,308				1,328,700	(5)	55,000			1,551,008

Robert P. Potter(6)	2008	194,615			248,400	132,553		44,450	1,173	(7)	621,192
Vice President, Chief Accounting Officer	2007	177,308						28,875	153		206,336
	2006	141,733				378,300		19,632	110		539,775

Tracy Wright(8)	2008	194,615	10,000	(9)	248,400	118,600		44,450	1,156	(7)	617,222
Vice President, Chief Finance Officer	2007	121,346				211,100		20,787	94		353,327
	2006	134,144				231,248		18,520	90		384,002

Yukio Morikubo	2008	250,039			300,150	279,060		57,033	1,359	(7)	887,640
Vice President, Strategy and General Counsel	2007	232,692						37,875	329		270,896
	2006	12,115	20,000			601,200			54		633,369

Robert Hargadon(10)	2008	225,750			227,700	139,530		44,070	1,484	(7)	638,534
Vice President, Human Resources	2007	220,000						35,750	469		256,219
	2006	21,153	8,000			537,975			24		567,152

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the relevant fiscal year for the fair value of equity awards granted to each of the named executive officers, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants, refer to note 11 of our consolidated financial statements in our annual report on Form 10-K for the year ended December 28, 2008, as filed with the SEC. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.
(2)	Represents the annual bonus earned by the named executive officer in the year indicated, as described in more detail in the section entitled “Compensation Discussion and Analysis.”
(3)	Unless otherwise indicated, represents group term life insurance paid for the benefit of the named executive officer.
(4)	Mr. du Pont resigned as our senior vice president, operations and chief financial officer in May 2008.
(5)	Represents the option awarded in connection with Mr. du Pont’s initial employment, which terminated without being exercised when he resigned in May 2008.
(6)	Mr. Potter was appointed as our vice president, chief accounting officer in May 2008.
(7)	Includes $1,000 of employer-matching contributions under our Employee Retirement Savings 401(k) Plan.
(8)	Ms. Wright was appointed as our vice president, chief finance officer in May 2008.
(9)	Represents a performance bonus awarded to Ms. Wright in September 2008.

We do not enter into employment agreements with our executive officers. We do however have offer letters, and in many cases, promotion offer letters, that set forth the officer’s initial salary and option grants. Thereafter, the compensation committee evaluates our executive officers annually and determines any adjustments to salary and additional option grants, as discussed above in the section entitled “Compensation Discussion and Analysis.”

2008 Grants of Plan-Based Awards

The following table sets forth the stock options granted to our named executive officers during fiscal year 2008, the fair value of these options as of their grant date, and the estimated future payouts under our non-equity and equity incentive plans.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards (#)	All Other Option Awards (#)	Exercise Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)
Dawn G. Lepore	N/A	0	750,000	1,575,000			N/A
	10/03/2008				1,300,000		N/A	2,691,000

Thère du Pont	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Robert P. Potter	N/A	0	70,000	147,000
	2/15/2008					95,000	2.68	132,533
	10/03/2008				120,000		N/A	248,400

Tracy Wright	N/A	0	70,000	147,000			N/A
	2/15/2008					85,000	2.68	118,600
	10/03/08				120,000		N/A	248,400

Yukio Morikubo	N/A	0	88,200	185,220			N/A
	2/15/2008					200,000	2.68	279,060
	10/03/08				145,000		N/A	300,150

Robert Hargadon	N/A	0	67,950	142,695			N/A
	2/15/2008					100,000	2.68	139,530
	10/03/2008				110,000		N/A	227,700

(1)	This amount represents fair value as of grant date without regard to shares expected to be or actually forfeited on termination of employment.

We granted stock options to our executives under our 1998 Plan. Generally, those options vest over a four-year period and have an exercise price equal to the fair value of the stock on the date of grant, which the plan provides is the closing price per share on such date. In the event we grant any option with an exercise price other than the fair value of the stock on the date of grant, we record an appropriate charge for such grant.

We granted restricted stock awards to our executives under our 2008 Plan. Generally, those awards vest over four years in eight equal installments on each six-month anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding exercisable and unexercisable options held by the named executive officers as of December 28, 2008.

Name	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares That Have Not Vested ($)(1)
	Exercisable	Unexercisable
Dawn G. Lepore	4,000,000	0		2.97	10/11/2014
	485,714	0		3.66	12/29/16
						1,300,000	(2)	1,495,000

Thère du Pont	0	0				0		0

Robert P. Potter	40,000	0		3.05	09/17/14
	37,714	2,286	(3)	2.61	03/24/15
	14,285	5,715	(4)	2.96	02/03/16
	54,285	45,715	(5)	3.66	12/22/16
	24,285	25,715	(6)	3.66	12/29/16
	24,428	70,572	(7)	2.68	02/15/18
						120,000	(8)	138,000

Tracy Wright	40,000	0		7.22	09/23/13
	15,000	0		6.45	02/05/14
	5,000	0		2.33	08/06/14
	37,714	2,286	(3)	2.61	03/24/15
	14,285	5,715	(4)	2.96	02/03/16
	36,572	38,428	(9)	3.66	12/29/16
	37,142	62,858	(10)	3.08	09/14/17
	37,142	47,858	(11)	2.68	02/15/18
						120,000	(8)	138,000

Yukio Morikubo	135,714	114,286	(12)	3.49	12/01/2016
	51,428	148,572	(13)	2.68	2/15/2018
						200,000	(14)	166,750

Robert Hargadon	70,714	154,286	(15)	3.47	11/17/2016
	25,714	74,286	(16)	2.68	2/15/2018
						110,000	(17)	126,500

(1)	Market value is based on the closing price of our common stock of $1.15 per share on December 26, 2008, the last trading day of our fiscal year ended December 28, 2008.

(2)	As of the date of this Proxy Statement, 162,500 of these shares of restricted stock have vested. Of the remaining shares, 162,500 will vest on each of October 3, 2009; April 3, and October 3, 2010; April 3, and October 3, 2011; and April 3, and October 3, 2012.

(3)	As of the date of this Proxy Statement, this option has fully vested.

(4)	As of the date of this Proxy Statement, this option has vested with respect to 1,143 additional shares. This option will vest with respect to 1,143 of the remaining shares on each of May 3, August 3, and November 3, 2009; and February 3, 2010.

(5)	As of the date of this Proxy Statement, this option has vested with respect to 1,143 additional shares. This option will vest with respect to the remaining shares as follows:

•	1,142 of the shares on June 18, 2009; and

•	1,143 of the shares on each of September 18, and December 18, 2009; and March 18, June 18, September 18, and December 18, 2010.

(6)	As of the date of this Proxy Statement, this option has vested with respect to 5,715 additional shares. This option will vest with respect to the remaining shares as follows:

•	2,857 of the shares on each of June 29, September 29, and December 29, 2009; and March 29, June 29, and September 29, 2010; and

•	2,858 of the shares on December 29, 2010.

(7)	As of the date of this Proxy Statement, this option has vested with respect to 5,429 additional shares. This option will vest with respect to the remaining shares as follows:

•	5,428 of the shares on May 15, 2009;

•	5,429 of the shares on August 15, 2009;

•	5,428 of the shares on November 15, 2009;

•	5,429 of the shares on each of February 15, May 15, and August 15, 2010;

•	5,428 of the shares on each of November 15, 2010; and February 15, 2011

•	5,429 of the shares on May 15, 2011;

•	5,428 of the shares on August 15, 2011;

•	5,429 of the shares on each of November 15, 2011; and February 15, 2012

(8)	As of the date of this Proxy Statement, 15,000 of these shares of restricted stock have vested. Of the remaining shares, 15,000 will vest on each of October 3, 2009; April 3, and October 3, 2010; April 3, and October 3, 2011; and April 3, and October 3, 2012.

(9)	As of the date of this Proxy Statement, this option has vested with respect to 8,572 additional shares. This option will vest with respect to the remaining shares as follows:

•	4,285 of the shares on June 29, 2009;

•	4,286 of the shares on each of September 29, and December 29, 2009;

•	4,285 of the shares on March 29, 2010; and

•	4,286 of the shares on each of June 29, and September 29, and December 29, 2010.

(10)	As of the date of this Proxy Statement, this option has vested with respect to 5,715 additional shares. This option will vest with respect to the remaining shares as follows:

•	5,714 of the shares on each of May 15, and August 15, 2009;

•	5,715 of the shares on November 15, 2009;

•	5,714 of the shares on each of February 15, May 15, and August 15, 2010;

•	5,715 of the shares on November 15, 2010;

•	5,714 of the shares on each of February 15, and May 15, 2011; and

•	5,715 of the shares on August 15, 2011.

(11)	As of the date of this Proxy Statement, this option has vested with respect to 4,857 additional shares. This option will vest with respect to the remaining shares as follows:

•	4,857 of the shares on each of May 15, August 15, and November 15, 2009; and February 15, 2010;

•	4,858 of the shares on May 15, 2010;

•	4,857 of the shares on each of August 15, and November 15, 2010; February 15, May 15, August 15, and November 15, 2011; and

•	4,858 of the shares on February 15, 2012.

(12)	As of the date of this Proxy Statement, this option has vested with respect to 14,286 additional shares. This option will vest with respect to the remaining shares as follows:

•	14,285 of the shares on May 28, 2009;

•	14,286 of the shares on each of August 28, and November 28, 2009;

•	14,285 of the shares on February 28, 2010;

•	14,286 of the shares on each of May 28, August 28, and November 28, 2010.

(13)	As of the date of this Proxy Statement, this option has vested with respect to 11,429 additional shares. This option will vest with respect to the remaining shares as follows:

•	11,428 of the shares on and May 15, 2009;

•	11,429 of the shares on August 15, 2009;

•	11,428 of the shares on November 15, 2009;

•	11,429 of the shares on February 15, and May 15, 2010;

•	11,428 of the shares on August 15, 2010;

•	11,429 of the shares on November 15, 2010;

•	11,428 of the shares on February 15, 2011;

•	11,429 of the shares on May 15, 2011;

•	11,428 of the shares on August 15, 2011; and

•	11,429 of the shares on November 15, 2011; and February 15, 2012.

(14)	As of the date of this Proxy Statement, 18,125 of these shares of restricted stock has vested. Of the remaining shares, 18,125 will vest on each of October 3, 2009; April 3, and October 3, 2010; April 3, and October 3, 2011; and April 3, and October 3, 2012.

(15)	As of the date of this Proxy Statement, this option has vested with respect to 12,858 additional shares. This option will vest with respect to the remaining shares as follows:

•	12,857 of the shares on each of May 13, August 13, and November 13, 2009; and February 13, May 13, and August 13, 2010; and

•	12,858 of the shares on November 13, 2011.

(16)	As of the date of this Proxy Statement, this option has vested with respect to 5,714 additional shares. This option will vest with respect to the remaining shares as follows:

•	5,714 of the shares on May 15, 2009;

•	5,715 of the shares on August 15, 2009;

•	5,714 of the shares on November 15, 2009; and February 15, 2010;

•	5,715 of the shares on May 15, 2010;

•	5,714 of the shares on August 15, and November 15, 2010; and February 15, 2011; and

•	5,715 of the shares on May 15, 2011; and

•	5,714 of the shares on August 15, and November 15, 2011; and

•	5,715 of the shares on February 15, 2012.

(17)	As of the date of this Proxy Statement, 13,750 of these shares of restricted stock has vested. Of the remaining shares, 13,750 will vest on each of October 3, 2009; April 3, and October 3, 2010; April 3, and October 3, 2011; and April 3, and October 3, 2012.

Option Exercises and Stock Vested

None of our named executive officers exercised options during 2008. In addition, no shares of restricted stock held by our named executive officers vested during 2008.

Post-Employment Compensation

Post-Employment Agreements with Executive Officers

We have severance or change-of-control agreements with our chief executive officer and our other executive officers, as discussed below. Our 1998 Plan did not provide for automatic acceleration of vesting in the event of a change of control, though it authorizes the plan administrator to provide for such terms on a case-by-case basis. As discussed above, the 2008 Plan authorizes the plan administrator to determine how awards are treated in the event of a change of control, but specifically provides for acceleration of vesting in the event awards are not assumed or substituted by the successor corporation.

Lepore Severance and Change-of-Control Agreement

Under the terms of our offer letter to Ms. Lepore, as amended in January 2009, under certain circumstances, we will make payments and grant rights to her in connection with the termination of her employment or a change of control, as follows:

If we terminate Ms. Lepore’s employment without cause or if she resigns her employment for good reason, she will receive:

•	a severance package that includes two years of annual salary and two years of target bonus at the levels in effect at the time of such termination, payable in a lump sum at Ms. Lepore’s option; and

•	twelve additional months of vesting credit under any equity awards she holds for which vesting is based exclusively on her continued service to us.

Ms. Lepore’s receipt of these benefits will be subject to her compliance with our confidentiality agreement and her execution of a release of claims in the form customarily used by us in connection with the termination of an executive officer’s employment. Had we terminated Ms. Lepore’s employment without cause or had she resigned for good reason on December 28, 2008, under this provision of her offer letter, we would have made payments to her totaling $2,250,000. In addition, 325,000 shares of Ms. Lepore’s restricted stock granted under the 2008 Plan, valued at $373,350 as of that date, would have vested.

If Ms. Lepore’s employment is terminated for any reason other than death or permanent and total disability, she will have a period of up to one year in which to exercise her vested options, provided that any vested options not exercised on or prior to her termination date will terminate as follows: 25% will terminate three months following her termination, and an additional 25% will terminate at the end of each three-month period thereafter.

If there is a change of control, all of Ms. Lepore’s equity awards will immediately become fully vested and exercisable. In the event that the benefits provided to Ms. Lepore in connection with a change of control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, we may reduce such benefits to the extent necessary for such benefits not to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Had a change of control occurred on December 28, 2008, all 1.3 million shares of Ms. Lepore’s restricted stock granted under the 2008 Plan, valued at $1,495,000 as of that date, would have vested.

For purposes of Ms. Lepore’s offer letter:

•	“cause” means

•	Ms. Lepore’s willful or negligent failure to comply with the lawful directions of our board of directors;

•	gross negligence or willful misconduct in the performance of her duties to us;

•	commission of any act of fraud that results in an injury to us (other than a de minimus injury); or

•	misappropriation of our material property to our material detriment.

•	“good reason” means

•	our failure to pay or to cause to be paid Ms. Lepore’s annual salary or any earned annual target bonus when due;

•	the substantial reduction of Ms. Lepore’s annual salary without her consent;

•	the substantial reduction of Ms. Lepore’s target bonus range unaccompanied by any corresponding upward adjustment in any other form of incentive compensation without her consent;

•

a material diminution in Ms. Lepore’s authority, responsibilities, duties, or reporting relationships as our president and chief executive officer (but not as Chairman of the Board) without her consent;

•	relocation of Ms. Lepore’s primary work place (currently Bellevue, Washington) to a location more than thirty-five (35) miles from our current location without her consent;

•	our failure to nominate Ms. Lepore to serve as a director at each annual stockholder meeting while she is serving as our president and chief executive officer; or

•

a material reduction in the kind or level of the benefits or perquisites for which Ms. Lepore is eligible without her consent, unless the reduction is applicable to substantially all of our other executive officers;

provided that the events above shall constitute good reason only if we fail to cure such event within a reasonable period of time (not to exceed fifteen (15) business days) after receipt of written notice of the event; provided, further, that “good reason” shall cease to exist for an event on the 90th day following its occurrence, unless Ms. Lepore has given us written notice of the event prior to such date.

•	“change of control” means

•	the sale, lease, or other disposition of all or substantially all of our assets;

•

the acquisition of beneficial ownership of more than 50% of the total voting power represented by our then-outstanding voting securities by any person or group of related persons (other than by any of our affiliates or any benefit plan sponsored or maintained by us or any of our subsidiaries);

•

the acquisition of us by another entity by means of merger, consolidation, or similar transaction after which our stockholders immediately prior to the occurrence of such merger, consolidation, or similar transaction hold less than 50% of the total voting power of the surviving controlling entity; or

•

a change in the composition of our board of directors such that during any period of two (2) consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of our directors then in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; provided that a reincorporation shall not be considered a change of control.

du Pont Severance and Change-of-Control Agreement

We entered into a change of control agreement with Mr. du Pont, pursuant to which the option granted to him in connection with his initial employment would vest in full in the event that we terminated his employment without cause or he terminated his employment for good reason within one year of a change of control of drugstore.com. In addition, following any such termination, he would have had a period of up to six months in which to exercise his options, provided that any options not exercised on or prior to the date of his termination of employment would terminate as follows: 50% will terminate three months after his termination, and the remaining 50% will terminate six months after his termination. This agreement terminated when Mr. du Pont resigned in May 2008.

Executive Officer Change-in-Control Agreements

We entered into change in control agreements with Messrs. Potter, Morikubo, and Hargadon, and Ms. Wright that provide that in the event that we terminate the executive officer’s employment without cause or he or she terminates his or her employment for good reason within one year of a change in control of drugstore.com, we will pay the officer a severance payment equal to:

•	one year of annual salary in effect immediately prior to the change in control or as of the end of the previous calendar year, whichever is greater, plus

•	one year of target bonus for the year of the change in control.

Had a change of control occurred on December 28, 2008, we would have made the payments to these officers as follows:

Executive Officer	Payment on Termination after a Change-in-Control
Robert P. Potter	$270,000
Tracy Wright	$270,000
Yukio Morikubo	$340,200
Robert Hargadon	$294,450

For purposes of the change in control agreements, “change in control” has the definition provided in our 2008 Plan and means:

•	A change in the ownership of the Company where any person or affiliated group acquires stock constituting more than 50% of the total voting power of the stock of the Company;

•

A change in the effective control of the Company where a majority of members of the board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the appointment or election; or

•

A change in the ownership of a substantial portion of the Company’s assets where any person or affiliated group acquires (or has acquired during the previous twelve (12) month period) assets from the Company that have a value equal to or more than 50% of the value of all of the assets of the Company immediately prior to such acquisition(s).

For purposes of the change in control agreements, “cause” means:

•	any act of personal dishonesty in connection with his or her responsibilities as an employee intended to result in substantial personal enrichment of Executive;

•	conviction of, or plea of nolo contendere to, a felony;

•	gross misconduct; or

•	continued failure to perform the duties and responsibilities of his or her position.

For purposes of the change in control agreements, “good reason” means any of the following uncured events:

•	a material reduction of the officer’s authority, duties or responsibilities;

•	a material reduction in the officer’s base compensation; or

•

a material change in the geographic location where the officer must perform his or her services; provided that no relocation of fifty (50) miles or less will be deemed material for purposes of the change in control agreements.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Jeffrey M. Killeen

William Savoy (chair)

TRANSACTIONS WITH RELATED PERSONS

We have entered into the transactions described below with our executive officers, directors and holders of 5% or more of our common stock and their affiliates.

Agreements with Executive Officers and Directors

We have entered into indemnification agreements with our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law.

Agreements with Amazon.com

Amazon.com is our largest stockholder, owning approximately 13.0% of our outstanding stock as of February 11, 2009. Pursuant to Voting Agreement, in November 2006, Geoffrey R. Entress, was appointed to serve as Amazon’s designee on our board of directors. In August 1998, we entered into a 10-year technology license and advertising agreement with Amazon.com. In September 2007, we entered into a three-year merchant agreement with Amazon.com to sell prestige beauty products through the Beauty.com marketplace on the Amazon.com website.

Agreement with Ziff Asset Management

Pursuant to a Stock Purchase Agreement dated March 1, 2005, Ziff Asset Management, L.P., predecessor to Samana Capital L.P., purchased 10 million shares of our common stock for $26 million in cash. Ziff agreed not to sell the purchased shares for one year from the date of purchase. On December 2, 2005 we filed a shelf registration statement with the SEC covering the resale of those shares. The registration statement will remain effective until all of the shares have been sold or the shares can be resold publicly under Rule 144(k) under the Securities Act of 1933 (as amended), whichever is earlier.

POLICIES AND PROCEDURES FOR APPROVING RELATED PERSON TRANSACTIONS

On an annual basis, each of our directors and officers must complete a director and officer questionnaire that requires disclosure of any transaction, arrangement, or relationship with the company during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. In addition, this questionnaire directs the directors and officers to certify that they will update us throughout the year regarding any revisions or additions to the information provided in the questionnaire. Our board of directors will review and consider any transaction, arrangement, or relationship that a director or officer discloses in his or her questionnaire in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.

Our code of business conduct and ethics requires all directors and employees either to avoid participating in any outside activity that might create a conflict of interest or, if such avoidance is impossible, to disclose fully any information regarding a potential conflict and to refrain from participating in any of our decisions that might raise the conflict. All officers must obtain the prior written consent of our legal team before entering into any outside employment or business venture. In addition, our code requires that all of our contracts be reviewed and approved by our legal and finance teams before they are signed, regardless of the type or dollar amount of the contract.

As required under SEC rules, transactions that we determine to be directly or indirectly material to us or to a related person are disclosed in our Proxy Statement. In addition, the audit committee of our board of directors reviews and approves or ratifies any related person transactions, including those that we are required to disclose, based on the relevant circumstances, including:

•	the nature and extent of the related person’s interest in the transaction;

•

the material terms of the transaction, including, without limitation, the amount and type of transaction, and whether the terms are comparable to those generally available in arms’ length transactions;

•	whether the related person transaction is consistent with the best interests of the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters that the committee may deem appropriate.

In the event that any member of the audit committee has a direct or indirect interest in any such transaction, he or she will recuse himself or herself from the deliberations of the committee regarding that particular transaction. If the audit committee does not approve any related person transaction, it may take such action as it may deem necessary or desirable in our best interests and in the best interest of our stockholders.

LEGAL PROCEEDINGS

We are not currently aware of any material pending or proposed legal proceedings to which any of our directors, officers, affiliates, or significant stockholders, or any of their associates, is a party adverse to us or in which any of such persons has a material interest adverse to us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of April 16, 2009 by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each director and director nominee;

•	our chief executive officer and the other individuals named in the summary compensation table above; and

•	all directors and executive officers as a group.

Under the rules of the SEC, shares of common stock subject to options or warrants that are currently exercisable or will become exercisable within 60 days are deemed outstanding for purposes of computing the share and percentage ownership of the holder, but those shares are not deemed outstanding for purposes of computing the ownership percentage of any other person. Unless otherwise indicated in the footnotes below, each person and entity named has sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)
Amazon.com, Inc.(2) 1200 12th Avenue South Seattle, WA 98144	12,963,339	13.0%

Kleiner Perkins Caufield & Byers(3) 2750 Sand Hill Road Menlo Park, CA 94025	11,068,745	11.1%

Samana Capital. L.P. (formerly Ziff Asset Management LP) 283 Greenwich Avenue Greenwich, CT 06830	10,000,000	10.0%

Discovery Group I, LLC 191 North Wacker Dr, Suite 1685 Chicago, IL 60606	7,251,265	7.3%
Dawn G. Lepore(4)(5)	5,742,733	5.8%
Richard W. Bennet III(4)(6)	125,714	*
Geoffrey R. Entress(4)(7)	135,714	*
Jeffrey M. Killeen(4)(8)	131,428	*
William D. Savoy(4)(9)	272,500	*
Gregory S. Stanger(4)(10)	172,500	*
Yukio Morikubo(4)(11)	378,046	*
Robert P. Potter(4)(12)	336,959	*
Tracy L. Wright(4)(13)	361,625	*
All directors and executive officers as a group (9 persons)(14)	6,958,635	7.0%

*	Less than 1%
(1)	Percentage ownership is calculated based on 99,793,614 shares of drugstore.com common stock outstanding on April 16, 2009 , plus the applicable number of shares of common stock subject to options or warrants held by that person or entity that are currently exercisable or will become exercisable within 60 days after April 16, 2009.
(2)	Represents shares held by Amazon.com NV Investment Holdings, Inc., a wholly owned subsidiary of Amazon.com, Inc.

(3)	Represents 10,130,403 shares held by Kleiner Perkins Caufield & Byers VIII, L.P. (“KPCB VIII”), 586,804 shares held by KPCB VIII Founders Fund, L.P. (“KPCB VIII FF”) and 351,538 shares held by KPCB Life Sciences Zaibatsu Fund II, L.P. (“KPCB ZF II”). KPCB VIII and KPCB VIII FF are wholly controlled by KPCB VIII Associates, L.P. KPCB ZF II is wholly controlled by KPCB VII Associates, L.P.
(4)	The address of all directors and officers of drugstore.com who do not beneficially own 5% or more of our common stock (and whose affiliates do not beneficially own 5% or more of our common stock) is 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. The address for directors affiliated with an entity that beneficially owns 5% or more of our common stock is the same as the address of the affiliated entity.
(5)	Represents 4,485,714 shares subject to options exercisable within 60 days of April 16, 2009.
(6)	Represents 125,714 shares subject to options exercisable within 60 days of April 16, 2009.
(7)	Includes 125,714 shares subject to options exercisable within 60 days of April 16, 2009.
(8)	Represents 131,428 shares subject to options exercisable within 60 days of April 16, 2009.
(9)	Includes 172,500 shares subject to options exercisable within 60 days of April 16, 2009.
(10)	Represents 172,500 shares subject to options exercisable within 60 days of April 16, 2009.
(11)	Represents 238,570 shares subject to options exercisable within 60 days of April 16, 2009.
(12)	Includes 221,856 shares subject to options exercisable within 60 days of April 16, 2009.
(13)	Represents 241,713 shares subject to options exercisable within 60 days of April 16, 2009.
(14)	Includes 5,915,709 shares subject to options exercisable within 60 days of April 16, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and related rules of the SEC require our directors, executive officers, and any persons holding more than 10% of our common stock to file with the SEC and NASDAQ reports regarding their initial ownership of our stock and any subsequent changes in that ownership. SEC regulations require directors and executive officers to provide us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the Section 16(a) reports furnished to us and written representations that no other reports were required to be filed pursuant to Section 16(a) and the related rules of the SEC, during fiscal year 2008, our officers, directors and holders of more than 10% of our common stock filed all Section 16(a) reports on a timely basis.

OTHER MATTERS

At the time of mailing this proxy statement, the board of directors knows of no matters that are likely to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders. If other matters not now known or determined properly come before the Annual Meeting, however, the persons named as proxies in the enclosed proxy card or their substitutes will vote such proxy in accordance with the recommendations of the board of directors.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Under the SEC’s proxy rules, stockholder proposals (including nominations for the election of directors) that satisfy specified conditions may be included in our proxy statement and form of proxy card for, and may be presented at, the 2010 annual meeting of stockholders. If you intend to present a proposal at the 2010 annual meeting, you must deliver the proposal in writing to the following address by no later than December 28, 2009 in order for the proposal to be considered for inclusion in the proxy materials for that meeting: Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. All proposals must comply with the requirements of Rule 14a-8 under the Exchange Act in order to be considered for inclusion in the proxy materials for the 2010 annual meeting.

In addition, if you intend to submit a nomination or other business for consideration at the 2010 annual meeting, other than submitting a proposal to be included in our proxy materials, you must comply with the advance notice provisions of our bylaws. These provisions require that you give written notice to our Secretary not less than 90 and not more than 120 calendar days before June 11, 2010, the one-year anniversary of the Annual Meeting. This means that our secretary must receive your written notice no earlier than February 11, 2010 and no later than March 13, 2010. (If the date of the 2010 annual meeting is more than 30 days before or more than 70 days after that one-year anniversary date, however, you must deliver notice of your proposal not more than 120 days before the 2010 annual meeting and no later than the earlier of 90 days before the 2010 annual meeting or 10 days after the day on which we first publicly announce the date of the 2010 annual meeting.) If you intend to nominate a director or bring any business before the meeting, your written notice must include all of the information required by our bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any stockholder proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

A copy of our combined annual report to stockholders and annual report on Form 10-K for fiscal year 2008 accompanies this proxy statement. An additional copy will be furnished, without charge, to beneficial stockholders or stockholders of record upon request in writing to Investor Relations, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004 or by telephone to (425) 372-3200. Copies of exhibits to the annual report on Form 10-K are available for a nominal fee.

Appendix A

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DRUGSTORE.COM, INC.

The currently effective Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended as follows:

1. Paragraph (1) of Article IV of the Certificate is hereby amended and restated as follows:

“(1) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Sixty Million (60,000,000) shares, each with a par value of $0.0001 per share. Fifty Million (50,000,000) shares shall be Common Stock, and Ten Million (10,000,000) shares shall be Preferred Stock.”

2. Article IV of the Certificate is hereby further amended to insert the following paragraphs immediately following the last paragraph of Article IV as currently effective:

“Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every [six (6), seven (7), eight (8), nine (9), or ten (10) shares] of the Corporation’s Common Stock, par value $0.0001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of Common Stock, par value $0.0001 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to [NAME OF TRANSFER AGENT], the transfer agent, as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on the Nasdaq Global Market at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

1

PROXY

drugstore.com, inc.

PROXY FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

This proxy is solicited on behalf of the board of directors of drugstore.com, inc.

The undersigned stockholder of drugstore.com, inc., a Delaware corporation, hereby appoints Yukio Morikubo and Amy Reischauer as proxies for the undersigned, with full power of substitution, to attend the 2009 Annual Meeting of Stockholders of drugstore.com, inc., to be held on Thursday, June 11, 2009, at 9:00 a.m., Pacific Time, at the Hotel Andra, 2000 Fourth Avenue, Seattle, Washington 98121, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby revokes any proxy previously given with respect to such shares.

Shares represented by this proxy will be voted as directed by the stockholder. If no instructions are provided, the proxies will vote the shares represented by this proxy FOR the nominees for directors and FOR the proposals.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

SEE REVERSE SIDE SEE REVERSE SIDE

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P.O. BOX 3550

Address Change/Comments SOUTH HACKENSACK, NJ 07606-9250

(mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

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FOR WITHHOLD ‘EXCEPTIONS

ALL FOR ALL FOR AGAINST ABSTAIN

1. Election of Directors

2. Approval of Amendment to Certificate of Incorporation to effect a reverse stock split and to decrease our total number of authorized shares.

01 Dawn G. Lepore

04 Jeffrey M. Killeen

3. Ratification of appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2009.

02 Richard W. Bennet III

05 William D. Savoy

03 Geoffrey R. Entress

06 Gregory S. Stanger

(INSTRUCTIONS: To withhold authority to vote for any individual nominee,

mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

Exceptions

THE SHARES REPRESENTED BY THIS PROXY WILL BE

VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN

ON THIS PROXY. IF THIS PROXY IS EXECUTED BUT NO

INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED

BY THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR

DIRECTOR AND FOR THE FOLLOWING PROPOSALS AND

OTHERWISE IN THE DISCRETION OF THE PERSONS

NAMED AS PROXIES AT THE MEETING OR ANY

ADJOURNMENT OR POSTPONEMENT THEREOF. THIS

PROXY WILL BE VOTED AS DIRECTED OR, IF NO

DIRECTION IS GIVEN, “FOR” THE PROPOSALS AT THE

MEETING OR ANY ADJOURNMENT OR POSTPONEMENT

THEREOF.

Mark Here for Address Change or Comments SEE REVERSE

Will Attend Meeting

YES

Signature

Signature

Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

INTERNET

http://www.proxyvoting.com/dscm

Use the Internet to vote your proxy.

Have your proxy Card in hand when you

access the web site.

drugstore.com, inc.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote

your proxy. Have your proxy card in

hand when you call.

If you vote your proxy by Internet or by telephone, you

do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and

return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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